                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 2)*

                          MICROWARE SYSTEMS CORPORATION
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                                (Name of Issuer)

                           Common Stock, No Par Value
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                         (Title of Class of Securities)

                                    595150 10 3
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                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G


-------------------------               ----------------------------------------
     CUSIP No. 595150 103                 PAGE   2   OF   5
                                               -----    -----
                                          PAGES
-------------------------               ----------------------------------------

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     1    NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Edgewater Private Equity Fund, L.P.
               42-1382305
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     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          (a)  / /
          (b)  / /

               N/A
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     3    SEC USE ONLY


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     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

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     NUMBER OF                5    SOLE VOTING POWER
      SHARES
    BENEFICIALLY                   None
      OWNED BY
       EACH
     REPORTING
       PERSON
        WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   None

                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   None

                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   None

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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


               None

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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          / /

               N/A

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


               0%

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


               PN

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                      *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1 (a)     Name of Issuer: Microware Systems Corporation

ITEM 1 (b)     Address of Issuer's Principal Executive Offices:

               1500 NW 118th Street, Des Moines, Iowa 50325

ITEM 2 (a)     Name of Person Filing:   Edgewater Private Equity Fund, L.P.

ITEM 2 (b)     Address of Principal Business Office, or, if none, Residence:

               900 North Michigan Avenue 14th Floor
               Chicago, IL  60611

ITEM 2 (c)     Citizenship:   Iowa

ITEM 2 (d)     Title of Class of Securities:

               Common Stock, no par value

ITEM 2 (e)     CUSIP Number:    595150 10 3

ITEM 3         Not applicable. (This Schedule is filed pursuant to Rule
               13d-1(c).)

ITEM 4         Ownership:

               The following information is provided as of April 1, 2000:

               (a)  Amount Beneficially Owned:   0 shares.

               (b)  Percent of Class:    0%

               (c) The undersigned has sole power to vote and dispose of 0 shares.

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ITEM 5         Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ x ].

ITEM 6         Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

               Not applicable.

ITEM 8         Identification and Classification of Members of the Group:

               Not applicable.

ITEM 9         Notice of Dissolution of Group:

               Not applicable.

ITEM 10        Certification:

               Not applicable.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                     April 10, 2000
                                        ----------------------------------------
                                                          Date


                                        EDGEWATER PRIVATE EQUITY FUND, L.P.


                                        By:  /s/ James A. Gordon
                                           -------------------------------------
                                             James A. Gordon
                                             General Partner



ATTENTION:     INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).